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                                  PRESS RELEASE


[LOGO]


CONTACT:

Thomas D. Lauerman                     Van Negris / Philip J. Denning
Morton Industrial Group, Inc.          Kehoe, White, Van Negris & Company, Inc.
(309) 263-3300                         (212) 396-0606

FOR IMMEDIATE RELEASE

                     MORTON INDUSTRIAL GROUP, INC. ANNOUNCES
                CONTINUATION OF LISTING ON NASDAQ SMALLCAP MARKET

MORTON, IL -- OCTOBER 19, 2000 -- Morton Industrial Group, Inc. (Nasdaq: MGRP), a leading contract manufacturing supplier to large industrial original equipment manufacturers (OEMs), today announced that its common stock will continue to be listed on The Nasdaq SmallCap Market via an exception from the net income requirement.

While the Company failed to meet this requirement as of December 31, 1999, the Company was today granted a temporary exception from the standard subject to the Company meeting certain conditions. The exception will expire on April 2, 2001, subject to several interim steps. In the event the Company is deemed to have met the terms of the exception, it shall continue to be listed on The Nasdaq SmallCap Market. The Company believes that it can meet these conditions, however, there can be no assurance that it will do so. If at some future date, the Company's securities should cease to be listed on The Nasdaq SmallCap Market, they may continue to be listed on the OTC-Bulletin Board.

For the duration of the exception, the Company's Nasdaq symbol will be MGRPC.

Morton Industrial Group, Inc. is a supplier of highly engineered metal and plastic components and subassemblies for large industrial original equipment manufacturers (OEMs). The Company operates from 11 facilities in 5 states in the Midwest and Southeast with over 2,200 employees. The Company provides large industrial original equipment manufacturers with a wide range of services including design, prototype development, precision tool making and production of metal fabrications and plastic component parts.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LEGISLATION REFORM ACT OF 1995: This press release contains "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including statements containing words "anticipates," "believes," "intends," "estimates," "expects," "projects," and similar words. The forward looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results to be materially different from any future results expressed or implied by such forward looking statements. Such factors include, among others, the following: the loss of certain significant customers; the cyclicality of our construction and agricultural sales; risks associated with our acquisition strategy; general economic and business conditions, both nationally and in the markets in which we operate or will operate; competition; and other factors referenced in the Company's reports and registration statements filed with the Securities and Exchange Commission. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward looking statements. The forward looking statements contained herein speak only of the Company's expectation as of the date of this press release. We disclaim any obligations to update any such factors or publicly announce the result of any revisions to any of the forward looking statements contained herein to reflect future events or developments.

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             1021 W. Birchwood -  Morton, Il 61550-0429 - (309) 263-3300